Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Kevin Dunnigan Treasury Director 540-665-9100

AMERICAN WOODMARK ADDS LATASHA AKOMA AT GENNX360 CAPITAL PARTNERS TO BOARD OF DIRECTORS

WINCHESTER, Va., February 4, 2022 - American Woodmark Corporation (NASDAQ: AMWD), a leading supplier of cabinetry to the new construction and remodeling industries, today announced that Latasha Akoma has joined its board of directors.

Ms. Akoma currently serves as Operating Partner and Chief Compliance Officer at GENNX360, a leading private equity firm that specializes in middle market companies and operations specialists.

Previously, Akoma held several executive leadership positions at Harley-Davidson Motor Company (HDMC). She joined HDMC as the Director of Operations in 2009, responsible for vehicle assembly and materials management. In 2011, she was promoted to General Manager of Tomahawk Operations where she was responsible for two facilities, implementing a new labor agreement, lean manufacturing, and productivity and launching one of Harley-Davidson’s most significant motorcycle launches. Prior to joining Harley-Davidson, Akoma was a Senior Manager of Paint Operations at Chrysler (formerly DaimlerChrysler) where she held a variety of increasing senior leadership positions in operations and general management.

Akoma holds an M.B.A. from Northwestern’s Kellogg School of Management, an M.S. in Engineering Management from the University of Michigan, and a B.S. in Mechanical Engineering with a minor in Energy & Robotics from Howard University.

Akoma’s experience in operations and manufacturing provides the board with a valuable perspective.

“We expect Latasha to immediately have a strong impact as part of the American Woodmark Board. Latasha’s deep and broad education and experience with manufacturing operations and supply chain management, together with her energy and enthusiasm, will further strengthen our Board and Company,” said Vance Tang, Chair of the Board for American Woodmark.

About American Woodmark
American Woodmark celebrates the creativity in all of us. With over 10,000 employees and more than a dozen brands, we’re one of the nation’s largest cabinet manufacturers. From inspiration to installation, we help people find their unique style and turn their home into a space for self-expression. By partnering with major home centers, builders, and independent dealers and distributors, we spark the imagination of homeowners and designers and bring their vision to life. Across our service and distribution centers, our corporate office, and manufacturing facilities, you’ll always find the same commitment to customer satisfaction, integrity, teamwork, and excellence. Visit americanwoodmark.com to learn more and start building something distinctly your own.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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